Exhibit 99.1

Steve Madden Announces First Quarter 2010 Results
Raises Fiscal 2010 Guidance

LONG ISLAND CITY, N.Y., May 4, 2010 /PRNewswire-FirstCall/ — Steve Madden (Nasdaq: SHOO), a leading designer and marketer of fashion footwear and accessories for women, men and children, today announced financial results for the first quarter ended March 31, 2010.

●	First quarter net sales increased 22.5% to $131.6 million.
●	Retail comparable store sales increased 13.6% for the first quarter.
●	Operating margin reached 18.9% of sales in the first quarter 2010, compared with operating margin of 9.6% in the same period of 2009.
●	First quarter net income increased 134% to $15.4 million, or $0.55 per diluted share, compared to $6.6 million, or $0.24 per diluted share adjusted for stock split, in the prior year’s first quarter.

Edward Rosenfeld, Chairman and Chief Executive Officer, commented, “We are extremely pleased with the continued momentum in our core business as well as with the initial success of our recent initiatives. Steve and the design team continue to capitalize on the latest trends with fresh, fashion-forward product, leading to strong demand for our existing brands. At the same time, our new business ventures – including Big Buddha, Elizabeth and James, Olsenboye and Madden – are off to a great start and are expected to contribute nicely to our sales and earnings growth in 2010 and beyond.”

First Quarter 2010 Results

First quarter net sales were $131.6 million compared to $107.4 million reported in the comparable period of 2009. Net sales from the wholesale business were $103.1 million compared to $81.3 million in the first quarter of 2009, driven by strong gains in the Company’s existing wholesale footwear divisions as well as contributions from our new license for the Elizabeth and James brand and our recent acquisitions, Madden Zone and Big Buddha. Retail net sales grew 9.1% to $28.5 million compared to $26.1 million in the first quarter of the prior year despite a smaller store base. Same store sales increased 13.6%.

Gross margin improved to 45.5% from 40.5%, reflecting margin improvement in both the wholesale and retail divisions. Gross margin in the wholesale business increased to 42.5% from 38.1% in the prior year’s first quarter due primarily to higher initial mark-ups and more full-price selling. Retail gross margin increased to 56.7% from 47.8% in the comparable period of the prior year as a result of less discounting and higher initial mark-ups.

Operating expenses as a percent of sales were 31.4% compared to 33.6% in the same period of the prior year, due to leverage on increased sales.

Operating income for the first quarter increased to $24.9 million, or 18.9% of net sales, compared with operating income of $10.3 million, or 9.6% of net sales, in the same period of 2009.

Net income increased 134% to $15.4 million, or $0.55 per diluted share, compared to $6.6 million, or $0.24 per diluted share adjusted for the 3-for-2 stock split, in the prior year’s first quarter.

During the first quarter of 2010, the Company closed five stores and opened one, ending the quarter with 85 retail locations, including the Internet store.

At the end of the first quarter, cash, cash equivalents and marketable securities totaled $157.4 million.

Arvind Dharia, Chief Financial Officer, commented, “We maintained a healthy balance sheet during the first quarter of 2010 supported by strong operating cash flow and prudent capital management.”

Company Outlook

For fiscal 2010, the Company now expects sales to increase 17% – 19%. Diluted EPS is now expected to be in the range of $2.30 – $2.40, compared to previous guidance of diluted EPS in the range of $2.07 – $2.20 on an adjusted basis to address our recently effected 3-for-2 stock split in the form of a stock dividend on the Company’s outstanding common stock.

Conference Call Information

As previously announced, interested stockholders are invited to listen to the first quarter earnings conference call scheduled for today, Tuesday, May 4, 2010, at 8:30 a.m. Eastern Time. The call will be broadcast live over the Internet and can be accessed by logging onto http://www.stevemadden.com. An online archive of the broadcast will be available within one hour of the conclusion of the call and will be accessible for a period of 30 days following the call. Additionally, a replay of the call can be accessed by dialing 888-203-1112, passcode 7481052, and will be available until June 4, 2010.

About Steve Madden

Steve Madden designs, sources, markets, and sells fashion-forward footwear and accessories for women, men and children under both owned and licensed brands.

Safe Harbor

This press release and oral statements made from time to time by representatives of the Company contain certain “forward looking statements” as that term is defined in the federal securities laws. The events described in forward looking statements may not occur. Generally these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of the Company’s plans or strategies, projected or anticipated benefits from acquisitions to be made by the Company, or projections involving anticipated revenues, earnings or other aspects of the Company’s operating results. The words “may,” “will,” “expect,” “believe,” “anticipate,” “project,” “plan,” “intend,” “estimate,” and “continue,” and their opposites and similar expressions are intended to identify forward looking statements. The Company cautions you that these statements concern current expectations about the Company’s future results and condition and are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond the Company’s control, that may influence the accuracy of the statements and the projections upon which the statements are based. Factors which may affect the Company’s results include, but are not limited to, the risks and uncertainties discussed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the Securities and Exchange Commission. Any one or more of these uncertainties, risks and other influences could materially affect the Company’s results of operations and condition and whether forward looking statements made by the Company ultimately prove to be accurate and, as such, the Company’s actual results, performance and achievements could differ materially from those expressed or implied in these forward looking statements. The Company undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

STEVEN MADDEN, LTD.
CONSOLIDATED STATEMENT OF OPERATIONS DATA

(In thousands, except per share data)

	Quarter Ended
	Mar 31 2010	Mar 31 2009
	(Unaudited)	(Unaudited)
Net sales	$131,608	$107,429
Cost of sales	71,671	63,942
Gross profit	59,937	43,487
Commission and licensing fee income	6,184	2,905
Operating expenses	41,262	36,088
Income from operations	24,859	10,304
Interest and other income, net	784	396
Income before provision for income taxes	25,643	10,700
Provision for income taxes	10,258	4,123
Net income	$15,385	$6,577

	Post-split
Basic income per share	$0.56	$0.25
Diluted income per share	$0.55	$0.24

Weighted average common shares outstanding - Basic	27,455	26,834

Weighted average common shares outstanding - Diluted	28,155	26,958

	Pre-split
Basic income per share	$0.84	$0.37
Diluted income per share	$0.82	$0.37

Weighted average common shares outstanding - Basic	18,304	17,889

Weighted average common shares outstanding - Diluted	18,770	17,972

CONSOLIDATED BALANCE SHEET HIGHLIGHTS

(In thousands)

	Mar 31 2010	Dec 31, 2009	Mar 31 2009
	(Unaudited)		(Unaudited)

Cash and cash equivalents	$69,221	$69,266	$63,235
Marketable securities (current and non-current)	88,172	85,684	29,395
Total current assets	198,341	191,369	167,081
Total assets	355,970	326,859	254,145
Total current liabilities	51,186	52,362	34,061
Total liabilities	69,901	59,072	40,045
Total stockholders’ equity	286,069	267,787	214,100